EXHIBIT 1-A 6.8

AMENDED AND RESTATED LOAN AGREEMENT

THIS AGREEMENT dated for reference this 6th day of May, 2020, is between:

ANDALUCIA 511, LLC, a limited liability company existing under the laws of Puerto Rico and having an office at 1301 E Debbie Lane 102-160, Mansfield, Texas 76063

(the “Lender”)

AND:

CHEMESIS INTERNATIONAL INC., a company existing under the laws of the Province of British Columbia and having an office at Suite 2710 – 200 Granville Street, Vancouver, British Columbia V6C 1S4

(the “Borrower”)

WHEREAS the Lender has agreed to provide a loan in the sum of $277,839.43 (the “Loan”) to the Borrower, on the terms and subject to the conditions of this agreement (the “Agreement”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.	Definitions. In this Agreement:

(a)	“Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in the Province of British Columbia;

(b)	“Default” has the meaning set forth in section 5 below; and

(c)	“Maturity Date” has the meaning set forth in subsection 3(a) below; and

(d)	“Notice” has the meaning set forth in section 9.

(e)	“Prime Rate” means the prime rate of interest as per the Bank of Canada on the date of this Agreement set forth in the recitals.

(f)	“Transaction” means the sale of 51 McCleary St. building.

2.	Loan. For value received, the Borrower acknowledges itself indebted and promises to pay to the Lender, its successors and assigns, by the Maturity Date, the Loan as hereinafter provided.

3.	Term and Prepayment.

(a)	Subject to the rights of the Lender under Section 6 to accelerate payment of all monies owing hereunder, (i) $100,000 of the Loan will be immediately due and payable by the Borrower to the Lender on May 30, 2020, and (ii) the balance of the Loan, being $177,839.43, will be immediately due and payable in full by the Borrower to the Lender on November 6, 2020 (the “Maturity Date”).

(b)	Upon written notice, the Borrower may prepay the Loan in its entirety or any part of the Loan at any time prior to the Maturity Date without penalty, premium, or bonus.

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4.	Interest. Interest shall accrue on the Loan at the Prime Rate plus 1.0% per annum. Interest shall continue to accrue on the Loan in the event it is not repaid in full on the Maturity Date.

5.	Default. Each and every of the following shall be a default under this Agreement (“Default”):

(a)	the Borrower makes default in payment of the Loan when the same becomes due under any provision hereof;

(b)	if there should occur a default in any term or condition of this Agreement (other than as set out in subsection (a) hereof);

(c)	if the Borrower shall become insolvent or shall make a bulk sale of its assets or a general assignment for the benefit of its creditors or a proposal under any bankruptcy or insolvency legislation or if a bankruptcy petition shall be filed or presented or if a custodian or a receiver and manager or any other officer with similar powers shall be appointed of its property, or any part thereof; and

(d)	if an encumbrancer shall lawfully take possession of the property, assets, or undertaking of the Borrower or any part thereof.

6.	Effect of Default. If any one or more of the Defaults occur or occurs and is or are continuing, the Lender may without limitation, subject to any other rights it may have in law or pursuant to this Agreement or any other document or instrument delivered hereunder, demand immediate payment of all monies owing hereunder.

7.	Lender’s Expenses. The Lender shall be responsible for all of its expenses incurred in furtherance of the transactions contemplated herein.

8.	Governing Law. This Agreement is governed by, and is to be interpreted, construed and enforced in accordance with, the laws of British Columbia and the federal laws of Canada applicable therein. The parties irrevocably attorn to the exclusive jurisdiction of the Courts of British Columbia over any matter or dispute arising out of this Agreement.

9.	Notices. Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by e-mail:

(a)	in the case of a Notice to the Lender at:

Andalucia 511, LLC 1301 E Debbie Land 102-106 Mansfield, TX 76073

Attention: Tom Gingerich E-mail: tom@gsrxindustries.com

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(b)	in the case of a Notice to the Borrower at:

Chemesis International Inc. Suite 2710 – 200 Granville Street, Vancouver, British Columbia V6C 1S4

Attention: Aman Parmar E-mail: amanparmar@chemesis.com

(c)	Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

(d)	Any party may, from time to time, change its address by giving Notice to the other parties in accordance with the provisions of this section.

10.	Currency. All sums of money to be paid or calculated pursuant to this Agreement shall be paid or calculated in currency of U.S. dollars. All references to “$” are references to U.S. dollars.

11.	Assignment. The Borrower may not assign this Agreement or any part of the Loan without the prior written consent of the Lender, which such consent may not be unreasonably withheld.

12.	Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.	Further Assurances. Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.

14.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof. For greater clarity, any agreement between the parties pertaining to any debt owed by the Borrower to the Lender is supersede and replaced in its entirety by this Agreement. This Agreement does not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

15.	Waiver; Amendment. No indulgence or forbearance by the Lender hereunder shall be deemed to constitute a waiver of the Lender’s rights to insist on performance in a full and in a timely manner of all covenants of the Borrower hereunder and any such waiver, in order to be binding upon the Lender, must be express and in writing and signed by the Lender, and then such waiver shall be effective only in the specific instance and for the purpose for which it is given, and no waiver of any provision, condition or covenant shall be deemed to be a waiver of the Lender’s right to require full and timely compliance with the same provision, condition or covenant thereafter, or with any other provision, covenant or condition of this Agreement at any time. No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by all of the parties hereto.

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16.	Independent Advice. The Lender hereby acknowledges that this Agreement has been prepared by Cassels Brock & Blackwell LLP, as counsel to the Borrower, and that it has been advised to seek independent legal advice in connection with the entering into of this Agreement. Cassels Brock & Blackwell LLP in no way represents the interests of the Lender, and by executing this Agreement, the Lender confirms that they have either sought the requisite independent advice, or have waived their right thereto.

17.	Invalidity. If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby to the fullest extent possible by law.

18.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. This Agreement will be considered fully executed when all parties have executed an identical counterpart, notwithstanding that all signatures may not appear on the same counterpart. This Agreement may be executed and delivered by facsimile or other electronic signature and shall be binding on all parties hereto as if executed by original signature and delivered personally.

In witness whereof the parties hereto have executed this Agreement as of the day and year first above written.

ANDALUCIA 511, LLC

By:	/s/ Troy Nihart
Name: Troy Nihart
Title: Interim CEO

CHEMESIS INTERNATIONAL INC.

By:	/s/ Aman Parmar
Name: Aman Parmar
Title: President

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